EXHIBIT 3.7
                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                             HENLEY HEALTHCARE, INC.


      Henley Healthcare, Inc. (the "Corporation"), pursuant to the provisions of
Article 4.04 of the Texas Business Corporation Act (the "TBCA"), hereby adopts the following Articles of Amendment to its Articles of Incorporation.

                                   ARTICLE ONE

      The name of the Corporation is Henley Healthcare, Inc.

                                   ARTICLE TWO

      The following amendment to the Articles of Incorporation of the Corporation was adopted by the shareholders of the Corporation on August 29, 2000 at the Corporation's Annual Meeting of Shareholders. The amendment affects Article Four (concerning the Corporation's authorized capital stock).

      Article Four is amended and restated in its entirety as follows:

                                  "ARTICLE FOUR

            The Corporation shall have the authority to issue two classes of shares, to be designated respectively, "Preferred Stock" and "Common Stock." The total number of shares which the Corporation is authorized to issue is 60,000,000. The number of Preferred shares authorized is 10,000,000 and the par value of each such share is Ten Cents ($.10). The number of Common shares authorized is 50,000,000, and the par value of each such share is One Cent ($.01).

            The Preferred Stock may be issued in one or more series. The Board of Directors is hereby authorized to fix or alter by resolution or resolutions, the designations, preferences, and relative participating, optional or other special rights of the shares of each such series and the qualifications, limitations or restrictions thereon, including, but not limited to, determination of the dividend rights, dividend rates, conversion rights, voting rights and rights in terms of redemption."

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                                  ARTICLE THREE

      The number of shares of the Corporation outstanding at the time of such adoption was 7,866,802 and the number of shares entitled to vote thereon was 7,866,802.

                                  ARTICLE FOUR

      The number of shares of the Corporation voted for the amendment was 5,770,500 and the number of shares of the Corporation voted against the amendment was 218,159.


      IN WITNESS WHEREOF, the undersigned Executive Vice President-Finance, Chief Accounting Officer and Secretary of the Corporation hereby executes these Articles of Amendment on this 30th day of August, 2000.


                                    HENLEY HEALTHCARE, INC.



                                    /s/ JAMES L. STURGEON
                                    ------------------------------------------
                                        James L. Sturgeon,
                                        EXECUTIVE VICE PRESIDENT-FINANCE,
                                        CHIEF ACCOUNTING OFFICER AND SECRETARY

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